                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                        FOR MORE INFORMATION CONTACT:
August 16, 2001                               SCOTT SCHROEDER  (281) 589-4993


               CABOT OIL & GAS COMPLETES MERGER WITH CODY COMPANY
               --------------------------------------------------

     HOUSTON, August 16, 2001 - Cabot Oil & Gas Corporation (NYSE:COG) today announced the completion of the merger with Cody Company, the parent company of Cody Energy LLC. Under the terms of the definitive merger agreement, the total consideration given to Cody shareholders was $181 million in cash and two million shares of Cabot Oil & Gas common stock, with a value per the agreement of $24.497 per share. Cody Company merged with a wholly-owned subsidiary of Cabot Oil & Gas Corporation.

     The cash portion of the purchase price was almost entirely funded through a private placement of debt that Cabot completed on July 26, 2001. Through the issuance of new notes, Cabot raised $170 million under similar terms and conditions as the Company's existing debt agreements. These new notes consist of
three different series   of obligations with maturities of 10, 12 and 15 years,
and an overall average coupon rate of 7.33%.

     "The addition of the Cody reserves further solidifies Cabot's position in the Gulf Coast," said Ray Seegmiller, Chairman and Chief Executive Officer. "During due diligence, we have identified multiple exploration opportunities that complement the significant level of development drilling which originally attracted us to these assets. The Gulf Coast drilling program now has a three-year inventory of exploration and development drilling prospects, balanced between south Texas and south Louisiana."

     Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading domestic independent natural gas producer and marketer with substantial interests in the onshore Texas and Louisiana Gulf Coast, Rocky Mountains, Appalachia and Mid-Continent. For additional information, visit the Company's Internet homepage at www.cabotog.com.

                                     * * *

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs and other factors detailed in the Company's Securities and Exchange Commission filings.